Exhibit 10.3

                        [KASPER A.S.L., LTD. LETTERHEAD]



                                                              September 13, 1999


Whippoorwill Associates, Inc., as agent
for various discretionary accounts
11 Martine Avenue
White Plains, New York 10606

Gentlemen:

                     This letter will confirm our agreement that Kasper A.S.L., Ltd., a Delaware company (the "Company"), will adjourn its Annual Meeting of Stockholders to be held on September 14, 1999 in respect of proposals 1 and 2 (or schedule a new meeting to consider such proposals); such adjourned portion of the Annual Meeting or new meeting is referred to herein as the "Adjourned Meeting". The Adjourned Meeting will be held not less than 45 days (but no more than 90 days) after September 14, 1999 in order to permit discussions among stockholders regarding the composition of the Company's Board of Directors and the impact of the 1999 Share Incentive Plan. Such Adjourned Meeting shall qualify as an "annual meeting" for the purposes of Section 3.2 of the By-laws.

                     The Board of Directors has unanimously determined that in the event any stockholder desires to nominate a slate of proposed directors for consideration by stockholders at the Adjourned Meeting, the Board of Directors will amend the bylaws so that the provisions of Section 2.7(A)(2) and (3) will be inapplicable to such vote (and will not impose any other restrictions on the ability of stockholders to bring director nominations to such meeting other than, if desired, a deadline of no less than 30 days after public announcement of the date and location of the Adjourned Meeting for any stockholder to provide the notice described in said Section 2.7).

                     The Company agrees that if any stockholder desires to nominate a slate of director nominees at the Adjourned Meeting, the Company will cooperate and not interfere with, including the prompt supply of a stockholder list as of the applicable Record Date, and provide sufficient time to, such stockholder to enable such stockholder to prepare, file and distribute its own proxy materials and solicit proxies from other stockholders, and to enable the Company's stockholders to vote on such stockholder's slate at the Adjourned Meeting.

                     The Board of Directors has unanimously approved the Company's execution and delivery of this letter agreement. The Board and the Company understand that Whippoorwill Associates, Inc., as agent for various discretionary accounts, will be relying on the Company's compliance with its obligations set forth herein and the Board's actions described herein. The Company acknowledges and agrees that irreparable damage would occur in the event that any

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of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Whippoorwill Associates, Inc., as agent for various discretionary accounts, shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which it may be entitled by law or equity.

                                             Very truly yours,

                                             KASPER A.S.L. LTD.



                                             /s/ Arthur S. Levine
                                             ----------------------------------
                                             By:   Arthur S. Levine
                                                   Chairman of the Board and
                                                   Chief Executive Officer



ACCEPTED AND AGREED:

WHIPPOORWILL ASSOCIATES, INC., as agent
for various discretionary accounts



By:  /s/ Shelley Greenhaus
     ------------------------------------
     Name:   Shelley Greenhaus
     Title:  Managing Director




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